EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

KING RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	331,000,000 shares (2)	$0.0006 (3)	$198,600 (3)	0.00014760	$29.31
Total Offering Amounts							$29.31
Total Fees Previously Paid (4)							$48.57
Total Fee Offsets							—
Net Fee Due							—

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable in respect of the securities identified in the table above as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s Common Stock.

(2)	Represents shares of Common Stock that may be issued pursuant to the King Resources, Inc. 2022 Stock Incentive Plan (the “Plan”) that is being registered pursuant to this Registration Statement. The Plan allows for an aggregate of 533,000,000 shares of Common Stock to be issued.

(3)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.0006, which is the average of the high and low prices of shares of the Registrant’s Common Stock on the over-the-counter market on January 31, 2024.

(4)	Paid pursuant to the Registration Statement on Form S-8 (File No. 333-266626) filed with the Securities and Exchange Commission on August 8, 2022.